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                                                                    EXHIBIT 10.4

                                   AGREEMENT
                                   ---------

     This Agreement ("Agreement"), dated as of June 23, 2000 ("Effective Date"), is between WellPoint Health Networks Inc., a Delaware corporation ("WellPoint"), on its own behalf and on behalf of all of its Affiliates, and drugstore.com, inc., a Delaware corporation ("drugstore.com"), on its own behalf and on behalf of its wholly-owned subsidiary, DS Pharmacy, Inc. ("DS Pharmacy").

                                   RECITALS
                                   --------

     Whereas, WellPoint is a health care company whose Affiliate Professional Claim Services, Inc. (doing business as WellPoint Pharmacy Management) provides pharmacy claims administration services and clinical management services and arranges for pharmaceutical mail service dispensing for the benefit of its customers. Certain other Affiliates of WellPoint, including but not limited to Blue Cross of California, BC Life & Health Insurance Company and UNICARE Life & Health Insurance Company, arrange for the provision of health care services for the benefit of enrolled or eligible populations, on an insured, partially insured and/or self-funded basis. All benefits and obligations referred to herein as those of WellPoint shall be deemed to refer as well to all of WellPoint's Affiliates.

     Whereas, drugstore.com is an Internet Pharmacy which owns and operates an Internet based online shopping site for the retail sale of products customarily sold in retail pharmacies.

     In consideration of the agreements, covenants and conditions set forth herein, the parties hereto agree as follows:

Section 1.  Definitions

     Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

     "Above-the-Fold" means situated within the portion of a page of a Site that is designed to be visible on a standard computer screen without requiring the user to scroll horizontally or vertically through the page.

     "Affiliate" means, with respect to a party, any Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such party.

     "Change in Control" means (i) the time at which a Person, or two or more Persons acting in concert, acquire more than 50% of the voting power of the entity; (ii) the shareholders of a party approve a plan of complete liquidation of an entity; or (iii) the shareholders of an entity approve an agreement for the sale or disposition by such entity of all or substantially all of the assets of such entity, or any transaction having a similar effect.
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     "Competitor" of WellPoint means any Third Party that is either a PBM or a
Health Plan. "Competitor" of drugstore.com means a Third Party that, directly or through an Affiliate, sells via the Internet (i) Pharmaceutical Products or
(ii) Pharmaceutical Products and OTC Products.

     "Confidential Information" means all trade secrets, know-how and nonpublic information that relates to research, development, trade secrets, know-how, inventions, source code, technical data, software programming, concepts, designs, procedures, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, business plans or strategies and other proprietary or confidential information, protectable under the laws of the United States or any other nation, state or jurisdiction (including, but not limited to, any foreign equivalents thereto).

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract or through the ownership of voting securities, including the ownership of more than fifty percent (50%) of the equity, partnership or similar interest in such Person.

     "drugstore.com Site" means the site currently located at www.drugstore.com and any successor site or Mirror Site.

     "Health Plan" means any Person, such as an insurance company, health maintenance organization, health plan or other Person, in the business of arranging for the provision of health care services, for the benefit of an enrolled or eligible population, on an insured, partially insured and/or self-funded basis.

     "Home Page" means (i) with respect to the drugstore.com Site, the page that is displayed to the user when the URL www.drugstore.com or any successor URL is entered (ii) with respect to the WellPoint Site, the page that is displayed to the user when the URL www.WellPointRx.com or any successor URL is entered, and
(iii) with respect to the sites of any WellPoint's Affiliates that are Health Plans, such pages as WellPoint shall reasonably determine provided that such
                                                          -------------
pages are prominent within such sites. For the purposes of the foregoing sentence, drugstore.com acknowledges and agrees that "prominent" does not necessarily mean the first page of a Site or the first item presented on any particular page.

     "Identified Members" are WellPoint Members that are identified by drugstore.com as WellPoint Members whether by means of a drugstore.com-approved Link from the WellPoint Site or the website of a WellPoint Plan Sponsor, by means of a Link from a drugstore.com promotional URL delivered by WellPoint to WellPoint Members via e-mail or other promotions or by other means as mutually agreed in writing by WellPoint and drugstore.com.

     "Internet Pharmacy" means a pharmacy that receives orders from customers through the Internet, including without limitation the Internet division or operations of pharmacy chains or other retail merchants (such as supermarket chains and discount stores) that dispense prescriptions drugs and that, as an adjunct to their traditional

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pharmacy operations, also accept prescriptions orders via the Internet and mail or deliver the Pharmaceutical Products to their customers.

     "Internet" means the Internet or the World Wide Web (or any successor or other online network including those using delivery over television, cable, set top boxes, intranets, extranets and personal digital assistants (but does not mean traditional telephone service)).

     "IP Right" means any copyright, Trademark, patent, trade secret, moral right or other intellectual property or proprietary right of any kind (including applications therefor and, in the case of patents, any continuation or divisional patent applications claiming priority thereto), whether arising under the laws of the United States or any other nation, state or jurisdiction (including any foreign equivalents thereto).

     "Link" means a hypertext link connecting a website to another.

     "Member Data" means any and all information regarding WellPoint Members (who are identified as such) including, without limitation, any and all information reasonably obtainable in connection with any WellPoint Member purchases facilitated through the drugstore.com Site, whether in separately identifiable or aggregated form, including, without limitation, first or last name; E-mail or other address; postal code; gender or other demographic characteristics; year or date of birth; social security or other tax identification number; occupation or other socio-economic or financial information; nature, subject matter, date or amount paid in any purchase(s), preferences or habits; plan type, site of origination and any other identifying information, to be mutually agreed upon, whether or not actually provided, collected, derived or deduced, and regardless of its accuracy or completeness.

     "Mirror Site" means an Internet Site that (i) contains the exact form and content of a Site, (ii) is located at a geographic location distinct from a Site and (iii) is created for the purpose of improving the performance of and/or accessibility to a Site.

     "OTC Products" means health, beauty, wellness and personal care products, including over-the-counter drugs, first aid, contraceptives, vitamins and fitness supplements, natural health remedies (such as nutritional supplements, herbs and homeopathy), personal care products relating to hair care, body care, skin care and eye care (e.g., contact lens solutions, but not contact lenses).

     "PBM" means any Person that engages in any of the following activities as a significant line of business of such Person: contracting with a Health Plan to provide prescription drug benefits via mail order, point-of-sale electronic processing of pharmacy claims, formulary development and administration, or developing and/or maintaining retail pharmacy networks for fulfillment of consumer orders for Pharmaceutical Products for members of a prescription drug benefit plan; provided, however, that a Health Plan whose principal business involves offering policies or plans of comprehensive health care and which engages in such activities solely for the benefit of its policyholders or

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members of its comprehensive health plans shall not be deemed to be a PBM for purposes of this Agreement.

     "Person" means any individual, corporation, partnership, limited liability company, trust, association or other entity or organization, including any governmental or political subdivision or any agency or instrumentality thereof.

     "Pharmaceutical Products" means any product that under law may not be dispensed except pursuant to a prescription order written by a licensed medical professional and dispensed by a licensed pharmacy.

     "Pharmacy Provider Agreement" means the agreement entered into by and between WellPoint and DS Pharmacy in substantially the form attached hereto as Exhibit A.
---------

     "Term" means the period commencing on the Effective Date and ending on the fifth anniversary of such date, subject to extension in accordance with Section 14.4.

     "Third Party" means any Person that is not a party hereto or an Affiliate of a party hereto.

     "Site" means a location accessible on the Internet through the World Wide Web and which provides multimedia content via a graphical user interface.

     "Trademark(s)" means all common law or registered trademarks, logos, service marks, trade names, Internet domain names and trade dress rights and similar or related rights arising under any of the laws of the United States or any other country or jurisdiction, whether now existing or hereafter adopted or acquired.

     "WellPoint Member" means any individual who is entitled to benefits under a prescription drug plan provided by WellPoint or any Affiliates of WellPoint or who is given the benefit of this Agreement as part of an agreement or arrangement entered into between any Person and WellPoint or any Affiliate of WellPoint pursuant to which WellPoint or its Affiliate agrees to provide health or pharmacy benefits to such Person.

     "WellPoint Networks" means all of the networks of retail pharmacies contracted with WellPoint or any Affiliate of WellPoint, including without limitation Blue Cross of California, BC Life & Health Insurance Company and UNICARE Life & Health Insurance Company, and all entities under contract with WellPoint to dispense Pharmaceutical Products to WellPoint Members. A pharmacy network that is contracted by a WellPoint Plan Sponsor and merely administered by WellPoint for such WellPoint Plan Sponsor shall not be deemed to be a WellPoint Network for purposes of this Agreement.

     "WellPoint Plan Sponsor" means a Health Plan, an employer, a Taft-Hartley plan, a PBM , or any other Person acting on behalf of a WellPoint plan sponsor who contracts with WellPoint or one of its Affiliates to provide a prescription drug benefit or beneficial arrangement (such as discount cards) to members or eligible persons of such health plan.

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     "WellPoint Sites" means the Site currently located at www.wellpoint.com,
                                                           -----------------
the Site currently located at www.wellpointrx.com and the Sites of any Health Plan or PBM Controlled by WellPoint (and, with respect to each of such Sites, any successor Site or Mirror Site).

     "World Wide Web" means a method of representing and obtaining graphical data and linking data items used by Internet users.

Section 2. Affiliation Grants

     2.1   WellPoint Grant.

     (a) Subject to the terms and conditions of this Agreement and the conditions described below, WellPoint agrees that drugstore.com shall be WellPoint and its Affiliates' preferred Internet Pharmacy and shall be the exclusive Internet Pharmacy which WellPoint and/or its Affiliates actively promotes to WellPoint Members (except as otherwise provided in Section 2.1 or Section 3.1 of this Agreement), it being understood that other Internet Pharmacies may be listed in the network directories and/or pharmacy locators of WellPoint and its Affiliates, and, provided further, that drugstore.com's status as WellPoint and its Affiliates' preferred Internet Pharmacy and the provisions of this Section 2.1 shall not apply to mail service pharmacy activities (i.e., those involving a greater than 34 day supply of Pharmaceutical Products). Nothing in this Section 2.1(a) shall preclude the listing of other Internet Pharmacies in a WellPoint Plan Sponsor's provider directory or pharmacy locator. The right of WellPoint, its Affiliates and WellPoint Plan Sponsors to list other pharmacies on a list that is accessible via the Internet or other electronic media (as opposed to tangible printed lists as to which such conditions shall not apply) is conditioned upon the absence of promotions of the Sites of such pharmacies, and, to the extent possible given the nature and structure of such list, the listing of drugstore.com first in any list of Internet Pharmacies, the significantly larger display of the drugstore.com name and logo than the name of any other Internet Pharmacy, and the absence of logos of any Internet Pharmacy other than that of drugstore.com. WellPoint (i), unless specifically requested not to do so by a WellPoint Plan Sponsor, shall include drugstore.com in all the WellPoint Networks and (ii) with respect to each pharmacy network that is contracted by a WellPoint Plan Sponsor and merely administered by WellPoint for such WellPoint Plan Sponsor and therefore is not deemed to be a WellPoint Network for purposes of this Agreement, shall use reasonable best efforts to include drugstore.com in such pharmacy network but does not guarantee that drugstore.com shall be included in such network. Notwithstanding the foregoing sentence, drugstore.com acknowledges that a WellPoint Plan Sponsor may require that one or more other Internet Pharmacies be included in the network for that WellPoint Plan Sponsor, or that one or more Internet Pharmacies (which might include drugstore.com) be excluded from the network for that WellPoint Plan Sponsor.

     (b) The terms and conditions upon which DS Pharmacy will fulfill orders for Pharmaceutical Products shall be governed by the Pharmacy Provider Agreement. The terms of the Pharmacy Provider Agreement shall govern over any inconsistent term in the body of this Agreement or in any other agreement between the parties executed prior to

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the execution of the Pharmacy Provider Agreement with respect to the matters addressed therein.

     2.2 drugstore.com Grant. drugstore.com agrees that WellPoint shall be designated as drugstore.com's preferred Health Plan. drugstore.com shall promote WellPoint as its preferred Health Plan in accordance with Section 4.2 of this Agreement. If drugstore.com enters into an agreement with another Health Plan or PBM that provides the other Health Plan or PBM with a lower reimbursement rate (AWP discount and fill fee together) for the same days' supply that drugstore.com is permitted to fill under the Pharmacy Provider Agreement, or commits drugstore.com to offer through the Health Plan or PBM a program that offers a superior discount program to the Health Plan's or PBM's members, drugstore.com shall notify WellPoint of such agreement ("Third Party Agreement") within ten (10) days of entering into the Third Party Agreement. Following receipt of such notice, WellPoint may unilaterally amend the Pharmacy Provider Agreement to match the reimbursement rate (in total) or amend the then current WellPoint Member discount program to match the program provided for in the Third Party Agreement. Short-term promotions and discount program that are put in place for less than 120 continuous days shall not be covered under this
Section 2.2. In addition, the provisions of this Section 2.2 shall not apply to guaranteed or minimum fees offered under a Third Party Agreement with a Health Plan or PBM offering drugstore.com access to a Health Plan membership base that is substantially larger (i.e., larger by 25% or more members) than the membership that drugstore.com may access pursuant to this Agreement.

     2.3  Member Identification.

     (a) Both parties agree to develop appropriate technology and web interfaces to identify and track Member Data necessary for calculating all payments hereunder. The parties shall work together to enable drugstore.com to identify WellPoint Members coming from WellPoint or Affiliate sites to the drugstore.com Site, including without limitation enabling WellPoint Members to provide drugstore.com with identifying, verifiable membership numbers related to their Health Plans.

     (b) drugstore.com shall provide WellPoint with Member Data necessary to calculate fees owed WellPoint pursuant to Section 6 of this Agreement only in aggregate form. WellPoint understands that drugstore.com shall not provide any individual Member Data to WellPoint in order to maintain WellPoint Member confidentiality. drugstore.com shall provide to WellPoint summary reports indicating the number of Identified Members visiting and/or making purchases at
the drugstore.com Site and the aggregate amount of such purchases.    There
shall be ordinary data exchange between DS Pharmacy as a contracting pharmacy and WellPoint and its Affiliates in conformity with the Pharmacy Provider Agreement and in conformity with applicable laws and regulations.

     (c) drugstore.com shall not disclose any individually identifiable Member Data to any Third Party in violation of any applicable law or regulation or generally applicable policy of WellPoint that WellPoint provides in writing to drugstore.com.

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Section 3.  Exclusivity and Non-competition

     3.1 WellPoint shall not, and shall not permit any entity that it Controls to contravene the terms of Section 2.1(a) hereof by actively promoting any Person that is a drugstore.com Competitor to WellPoint Members or WellPoint Plan Sponsors during the term of this Agreement (except as otherwise provided in Section 2.1 or Section 3.1 of this Agreement); provided, however, that the foregoing shall not preclude WellPoint from (1) holding an ownership interest in drugstore.com, or (2) conducting activities relating to the drugstore.com Site and the WellPoint Sites as set forth in Section 4.1 of this Agreement, (3) listing Internet Pharmacies in the provider directories or pharmacy finders of WellPoint or a WellPoint Plan Sponsor subject to the terms and conditions of
Section 2.1(a) of this Agreement, or (4) honoring existing contractual obligations of a business or entity acquired by WellPoint under agreements existing at the time of execution of the definitive agreement for such or (5) continuing WellPoint's relationship and arrangements with companies that are participating in WellPoint's Healthy Extensions program.

     3.2 Each party agrees that neither it nor any entity that it Controls will at any time from the date of this Agreement until the date upon which the Term of this Agreement expires, solicit for employment any employee of the other party, except with the consent of the other party. Advertisements in the media shall not constitute solicitation for purposes of this Section.

     3.3 Nothing herein shall restrict drugstore.com from entering into any relationship with any other PBM or health care or managed care entity that does not contravene the terms of this Agreement.

     3.4 drugstore.com will not permit any entity that it Controls to (i) take any action to attempt to convert WellPoint Members ordering a greater than 34 days supply of a Pharmaceutical Product to a 34 or fewer days supply or (ii) initiate contact with any WellPoint Plan Sponsors without WellPoint's prior written consent; provided, however, that general solicitations or promotions targeted at the general population or drugstore.com's general member base, whether on the drugstore.com Site or otherwise, shall not be deemed to violate this Section 3.4.

Section 4.  Promotion/ Co-Branded Effort

     4.1 WellPoint Promotion. WellPoint shall promote drugstore.com and its relationship with drugstore.com as follows:

     (a) WellPoint shall designate drugstore.com as WellPoint's preferred Internet Pharmacy partner.

     (b) WellPoint shall promote drugstore.com on the WellPoint Sites and shall provide a Link to the drugstore.com Site from the WellPointRx.com Site, the Sites of WellPoint's Affiliates that are Health Plans and such other of the WellPoint Sites as are mutually agreed upon by the parties. The placement of such Links shall be mutually agreed upon by the parties and shall conform with the rules of the Blue Cross and Blue

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Shield Association as applicable provided that the Link to DS shall be
                                 -------------
prominently displayed Above-the-Fold on the pharmacy fulfillment-related pages of such WellPoint Sites or as otherwise mutually agreed by the parties. WellPoint agrees to work with drugstore.com in testing the effectiveness of Links to the drugstore.com Site from various WellPoint Sites and to the various pages on the drugstore.com Site, including without limitation the drugstore.com Home Page and the drugstore.com pharmacy page.

     (c) WellPoint shall market drugstore.com and its internet pharmacy services to WellPoint Members and to WellPoint Plan Sponsors, including without limitation offering WellPoint customers a direct Link to drugstore.com from WellPoint Plan Sponsors' intranets and by promoting drugstore.com through all reasonably available channels, including among other things (i) the inclusion of information and mutually agreed upon promotions in fifty percent (50%),of all regular mailings to WellPoint Members that reference pharmacy and an agreed-upon portion of all other regular mailings; (ii) physical and E-mail mailings on behalf of drugstore.com to all Members (costs of preparing the drugstore.com-specific inserts to be borne by drugstore.com in accordance with Section 4.4 of this Agreement) so as to provide drugstore.com with a minimum of twenty million (20,000,000) messages to WellPoint Members about drugstore.com or drugstore.com promotions per year of the Term with uniform distribution of such "impressions" if reasonably practical through the Term (drugstore.com acknowledging that a large number of mail impressions are during plan enrollment periods) (iii) reference to drugstore.com on telephone hold messages as appropriate, including associated with prescription ordering; and (iv) reference to the drugstore.com URL on prescription benefit cards. In addition, drugstore.com , provided it enters into the standard agreement for participation therein ("HE Agreement") will be included in the WellPoint Healthy Extensions program and throughout the term of this Agreement will be promoted in such program on a basis no less favorable than that afforded to any other party to an HE Agreement. With respect to WellPoint Plan Sponsors that are not WellPoint Affiliates, drugstore.com acknowledges that WellPoint may need to obtain such WellPoint Plan Sponsor's consent before engaging in certain of these activities that relate specifically to the WellPoint Plan Sponsor or its members. WellPoint agrees that it shall exercise commercial best efforts to obtain any such consents as soon as possible.

     (d) All WellPoint Member materials as may be designated by WellPoint as furthering the purposes of this Agreement shall indicate that drugstore.com is WellPoint's Internet Pharmacy provider, subject to client/Plan Sponsor review and approval of the form and content of such materials where applicable.

     (e) WellPoint shall make commercially reasonable efforts to obtain and provide to drugstore.com WellPoint Plan Sponsor e-mail addresses and, in WellPoint's reasonable judgment (with respect to Plan Sponsor's that are not Affiliates of WellPoint), introduce drugstore.com personnel to appropriate WellPoint Plan Sponsor contact persons so that the parties may announce their relationship and explain its benefits to WellPoint Plan Sponsors.

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     (f)  WellPoint, where commercially appropriate, shall include drugstore.com product and service information in responding to requests for proposals and in presentations that WellPoint prepares for clients or potential clients.

     (g) WellPoint shall invite drugstore.com to participate jointly in exhibits at key healthcare conferences as appropriate.

     4.2 drugstore.com Promotion. drugstore.com shall promote WellPoint and its relationship with WellPoint as follows:

     (a) drugstore.com shall designate WellPoint as drugstore.com's preferred Health Plan. drugstore.com shall use all commercially reasonable efforts to provide, within ninety (90) days of the Effective Date, visitors to the drugstore.com Site with access to a list of Health Plans from one or more Links on the drugstore.com Site and shall provide preferential placement on such list to Health Plans that are Affiliates of WellPoint or, as specified by WellPoint, WellPoint Plan Sponsors. drugstore.com shall test the effectiveness of the placement of the Links to such list, including by means of a Link from, among other pages, the drugstore.com Home Page, pharmacy page and insurance-related pages. drugstore.com will test the effectiveness of a Link from the drugstore.com Home Page to such list of entities for a minimum of ninety (90) days. If the Home Page placement is less effective than alternative placements, drugstore.com may elect not to continue such placement in favor of an alternative placement, which will include at least the main drugstore.com insurance-related page; provided, however, that at all times drugstore.com shall list WellPoint, WellPoint Pharmacy Management, the Affiliates of WellPoint that are Health Plans and WellPoint Plan Sponsors (but only those WellPoint Plan Sponsors that promote drugstore.com in a manner consistent with this Agreement) first among all other listings on the list directly available from the drugstore.com Home Page for so long as such list is linked from the Home Page. Upon WellPoint's request and reasonable notice, drugstore.com will provide information to WellPoint Members regarding certain benefits provided by their respective Health Plans.

     (b) drugstore.com shall provide resources and capabilities to establish Links to the drugstore.com Site from WellPoint Plan Sponsors' home pages and other pages as mutually agreed by WellPoint, the WellPoint Plan Sponsors, as applicable, and drugstore.com.

     (c) To the extent permissible under law and by other agreements of drugstore.com, drugstore.com shall use commercially reasonable efforts to work with retail pharmacies in WellPoint's pharmacy network that are not Internet Pharmacies to allow WellPoint Members to pick up prescription items ordered on the drugstore.com Site at such pharmacy locations, upon agreement between such pharmacies and drugstore.com on fees to be paid to drugstore.com for such efforts and provided that this obligation shall apply only to such pharmacies that can communicate electronically with drugstore.com.

     (d) Subject to WellPoint's reasonable approval, drugstore.com shall provide to WellPoint Members medical and pharmacy information on-line on the Co-branded

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Websites provided for in Section 4.3 but only to the extent that drugstore.com has access to such information.

     (e) drugstore.com agrees to develop and implement a frequent buyer program or discount program for WellPoint Members for purchases of OTC Products. That program, whose features will be mutually agreed upon by the parties, will be subject to the "most favored nation" provisions of Section 2.2 with respect to the financial value provided by the program to WellPoint Members.

     4.3  Co-branded Websites.

     (a) drugstore.com shall use all commercially reasonable efforts to cause, within ninety (90) days of the Effective Date, Identified Members to be presented with a co-branded drugstore.com Home Page and such other pages on the drugstore.com Site as mutually agreed by the parties, including without limitation the drugstore.com pharmacy page, that at a minimum prominently features the Trademark of WellPoint Pharmacy Management or of the relevant Affiliate of WellPoint. Such co-branding will contain a Link to a landing page that is intended to explain to WellPoint Members the nature of the drugstore.com-WellPoint (or Affiliate of WellPoint) relationship and facilitate the conversion of WellPoint Members to drugstore.com purchasers (the "Landing Page"). drugstore.com will also provide a persistent "button" on its website's pages for WellPoint Members that "linked" to the drugstore.com Site from a WellPoint Site or a WellPoint Affiliate's Site or, in the case of a WellPoint Member that has already identified himself to drugstore.com as a WellPoint Member and has made a purchase from drugstore.com, by means of such WellPoint Member's identifying "member profile" that allows drugstore.com to identify any person based upon his or her user identification and password. Identified Members shall be presented on the Landing Page with a Link to the provider of WellPoint's mail order services for Pharmaceutical Products provided that such
                                                            -------------
service provider cooperates with drugstore.com in establishing such relationship, including without limitation the payment to drugstore.com of a fee to cover the cost of designing and creating such Link, not to exceed $5000, integrating the offering by drugstore.com and such service provider and an agreement by such service provider not to promote DS Competitors to such Identified Members with respect to the purchase of OTC Products. The mock-ups attached as Exhibit B indicates the parties' current thinking with respect to
            ---------
the co-branding contemplated by this Section 4.3 but WellPoint acknowledges and agrees that such co-branding shall be subject to changes in drugstore.com's discretion in light of possible re-designs of the drugstore.com Home Page and other co-branded pages.

     (b) The co-branded website content, sponsorship and advertising available above to Identified WellPoint Members may be different from that which is available to non-WellPoint Members.

     (c) drugstore.com shall work with WellPoint to develop ways to appropriately demonstrate to WellPoint Plan Sponsors WellPoint's benefits in connection with the drugstore.com relationship.

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

     (d) drugstore.com does not currently sell banner advertising on the drugstore.com Site. In the event that drugstore.com changes such policy, drugstore.com agrees that all revenue from such advertising placed on the drugstore.com Site which was brought to the Site by reason of the efforts of WellPoint in securing such advertising shall be shared by WellPoint and drugstore.com as mutually agreed by the parties following good faith negotiations. All advertising revenue derived from advertising on the WellPoint Sites shall be retained solely by WellPoint. With respect to advertising on the Landing Page, as defined in Section 4.3, drugstore.com and WellPoint will share equally in such revenues unless otherwise mutually agreed by the parties.

     4.4 Promotional Materials. The parties shall work together to create collateral materials to market drugstore.com, such as package inserts for WellPoint, WellPoint Affiliates, WellPoint Plan Sponsors and WellPoint Members in a mutually agreeable format. Any form of branded communication and documentation must be agreed in writing by the parties before it is issued, published or otherwise made available (in any form or medium). WellPoint will use commercially reasonable efforts to approve documentation and promotions provided by drugstore.com and in any event will provide comments, if any, or approval within five (5) working days of receipt of each draft copy. drugstore.com shall be responsible for the cost of producing (e.g. printing costs) stand-alone promotional materials where such materials only include drugstore.com promotions. The costs of other materials shall be paid by WellPoint. All communications from drugstore.com targeted specifically to WellPoint Members and WellPoint Plan Sponsors (unless the WellPoint Plan Sponsor initiated contact with drugstore.com) shall require WellPoint's prior written approval, except to any party who is a drugstore.com customer.

     4.5  drugstore.com Home Page.

     (a) With respect to Identified Members, drugstore.com will, in accordance with Section 4.3(a), place the logo of WellPoint Pharmacy Management and/or the Identified Member's Health Plan on the Home Page of the drugstore.com Site.

     (b) WellPoint shall provide drugstore.com with samples of WellPoint Trademarks for use in advertising and on the drugstore.com Site. Without WellPoint's prior written approval, which shall not be unreasonably withheld, drugstore.com may not use Trademarks owned by WellPoint.

     4.6  WellPoint Home Pages.

     (a) One of the drugstore.com Trademarks designated by drugstore.com and acceptable to WellPoint, which acceptance shall not be unreasonably withheld, shall be featured on the Home Page of WellPointRx.com and such pages of WellPoint.com as mutually agreed by the parties consistent with the goals of this Agreement, and on the Home Pages of WellPoint's Affiliates that are Health Plans.

     (b) drugstore.com shall provide WellPoint with samples of drugstore.com Trademarks for use in advertising and on the WellPoint Sites. Without drugstore.com's written approval, which shall not be unreasonably withheld, WellPoint may not use Trademarks owned by drugstore.com.

     4.7  Clinical Content.

     (a) WellPoint shall provide clinical content to drugstore.com pursuant to its obligations contained in this Agreement. WellPoint shall not provide any clinical content to any other Internet Pharmacy or allow any other Internet Pharmacy to use or display any WellPoint clinical content during the term of this Agreement. All clinical content made available only to WellPoint Members under the terms of this Agreement shall be subject to WellPoint's prior approval and its peer review procedures.

     (b) WellPoint shall not knowingly publish on the WellPoint Site, and drugstore.com shall not knowingly publish on the drugstore.com Site, any content, including Links, that is contrary to law or false or misleading in any material respect, that promotes products generally acknowledged to be injurious to good health (e.g., cigarettes and other smoking products, alcoholic beverages) or that would reasonably be expected to be offensive to a reasonable person. Any content that either party reasonably determines to be contrary to law or false or misleading in any material respect shall be removed, upon notice from the determining party, as soon as practicable by the offending party.
After such removal, the parties may bring the dispute for immediate resolution pursuant to Section 13 of this Agreement.

     (c) WellPoint shall have final approval regarding any representations made relating to the quality of WellPoint services. drugstore.com shall have final approval regarding any representations made relating to the quality of drugstore.com services.

     4.8 Additional Obligations. With respect to Identified Members, at no time during the Term of this Agreement shall drugstore.com engage in prescribing medicine or referring consumers to physicians or other medical, dental or other professionals to obtain prescriptions for Pharmaceutical Products in violation of federal, state or local laws or regulations and/or VIPPS rules or create any Links available to Identified Members to any sites on the Internet which it knows or should reasonably have known are engaged in such practices.

Section 5.   License

     5.1  License to Trademarks.

     (a) Subject to Section 4, drugstore.com hereby grants to WellPoint and any of its wholly owned entities a non-exclusive, royalty-free, non-transferable (except as provided in Section 15.2), non-sublicensable worldwide license in all jurisdictions in which drugstore.com has any rights, to use, reproduce, distribute and display the drugstore.com Trademarks in connection with the agreements among the parties with respect to advertising and promotions and the performance of its obligations hereunder.

     (b) Subject to Section 4, WellPoint hereby grants to drugstore.com and any of its wholly owned entities a non-exclusive, royalty-free, non-transferable (except as provided in Section 15.2), non-sublicensable worldwide license in all jurisdictions in which WellPoint has any rights, to use, reproduce, distribute and display the WellPoint Trademarks in connection with the agreements among the parties with respect to advertising and promotions and the performance of its obligations hereunder.

     (c) Each party shall have the right to exercise quality control over the use of its Trademarks by the other party to the degree necessary, in the sole opinion of the owner of such Trademarks, to maintain the validity and enforceability of such Trademarks and to protect the goodwill associated therewith. Each party shall, in its use of the other's Trademarks, adhere to a level of quality required by the Trademark owner. If the owner of a Trademark, in its reasonable opinion, finds that use of such Trademark by the other party materially threatens the goodwill of such Trademark, the user of such Trademark shall, upon notice from the owner, immediately, and no later than ten (10) days after receipt of such owner's notice, take all measures reasonably necessary to correct the deviation(s) or misrepresentation(s) in, or misuse of, the applicable Trademark. All goodwill associated with the use of the other's trademarks hereunder shall inure to the benefit of the owner of such Trademark.

     (d) Each party shall use the other's Trademarks in accordance with sound trademark and trade name usage principles and in compliance with all applicable laws and regulations of the United States (including all laws and regulations relating to the maintenance of the validity and enforceability of such Trademarks) and shall not use the Trademarks in any manner that might tarnish, disparage, or reflect adversely on the Trademarks or the owner of such Trademarks. Each party shall use, in connection with the other's Trademarks, all legends, notices and markings required by law. No party may materially alter the appearance of another's Trademarks in any advertising, marketing, distribution, or sales materials, or any other publicly distributed materials without the prior written consent of the other party.

Section 6.  Compensation

     6.1 In consideration of the rights granted to drugstore.com and the obligations performed by WellPoint under this Agreement, drugstore.com shall pay WellPoint fees based on the schedule attached hereto as Exhibit C.

     6.2 WellPoint shall be entitled to have a national public accounting firm reasonably agreeable to the parties audit no more frequently than once per year drugstore.com's applicable books and records in order to monitor drugstore.com's compliance with its payment obligations described in this Agreement, subject to such accounting firm's execution of drugstore.com's confidentiality agreement. WellPoint will provide drugstore.com with at least fifteen (15) business days' notice and such audit shall take place at such location where drugstore.com maintains its books and records and during reasonable business hours. All audits shall be at the expense of WellPoint; provided, however, that if any annual audit reveals an underpayment by drugstore.com of at least 5% of the amounts due and payable to WellPoint, such audit shall be at the expense of drugstore.com. In the event any annual audit reveals a shortfall in drugstore.com's annual payment obligations under this Agreement, drugstore.com shall immediately make payments to WellPoint in order to cover such shortfall.

     6.3 drugstore.com shall, within 30 days of the Effective Date, grant WellPoint 750,000 shares of drugstore.com common stock (the "Shares") subject to the following conditions:

               (i) WellPoint acknowledges and agrees that the Shares have not been registered under the Securities Act of 1933, as amended or applicable state securities laws, and no interest may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under such Act and applicable state securities laws covering any such transaction involving said securities, (b) drugstore.com receives an opinion of legal counsel for WellPoint satisfactory to drugstore.com stating that such transaction is exempt from registration, or (c) drugstore.com otherwise satisfies itself that such transaction is exempt from registration. A legend setting forth or referring to the above restrictions shall be placed on any certificate issued to WellPoint representing the Shares, and a stop transfer order shall be placed on the books of drugstore.com and with any transfer agent until such securities may be legally sold or otherwise transferred.

               (ii) By accepting the Shares, WellPoint represents that it is acquiring the Shares for investment and not with a view to, or for sale in connection with, any distribution thereof. In addition, in connection with the issuance of the Shares, WellPoint specifically represents to drugstore.com those representations set forth on Exhibit D attached hereto.
                             ---------

               (iii) Notwithstanding anything herein to the contrary, if requested by drugstore.com and an underwriter of common stock (or other securities) of drugstore.com, WellPoint shall not sell or otherwise transfer or dispose of the Shares then owned by WellPoint during the one hundred eighty
(180) day period (or such lesser period (a) as is permitted by the underwriter generally or (b) as is permitted with respect to any holder of stock equal to or greater than the number of the Shares or (c) as is permitted with respect to any agreement reached with any of drugstore.com's stockholders that hold greater than 1% of drugstore.com's common stock, or (d) as is permitted with respect to any of drugstore.com's executive officers) following the effective date of such underwritten public offering. The obligations described in this Section 6.3(iii) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future, and shall not apply to registrations solely of securities held by stockholders of drugstore.com In order to enforce the above covenant, drugstore.com shall have the right to place restrictive legends on the certificates representing the Shares and to impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other applicable) period.

            (iv) If during the period following the date of the issuance of the shares, drugstore.com proposes to file a registration statement under the Securities Act of 1933, as amended (other than a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future), drugstore.com shall give written notice of such filing to WellPoint at least ten
(10) days prior to filing. If WellPoint desires to include shares in such offering, WellPoint shall reply in writing to drugstore.com within five (5) days of receipt of notice, indicating the number of shares WellPoint would like to include in the filing. drugstore.com shall use reasonable commercial efforts to include WellPoint's shares in the offering, provided that WellPoint's rights under this Section are expressly subordinate in all respects to all registration rights of stockholders of drugstore.com, including subject to rights of all existing drugstore.com shareholders to first include their shares in any offering, and is subject to the right of the lead underwriter to cutback WellPoint's shares due to market or other conditions that could adversely effect drugstore.com's offering.

            (v) WellPoint shall not sell or otherwise dispose of, during any ninety (90)-day period, more than 325,000 of the Shares. A legend setting forth or referring to the above restrictions shall be placed on any certificate issued to WellPoint representing the Shares, and a stop transfer order shall be placed on the books of drugstore.com and with any transfer agent with respect thereto.

     6.4 In the event that, at the two-year anniversary of the Effective Date (the "Determination Date"), the fair market value of the Shares is not equal to or greater than $10 million, drugstore.com shall issue to WellPoint within twenty (20) days of the Determination Date, at drugstore.com's discretion, either (i) cash equal to the difference between $10 million and the aggregate fair market value of the Shares or (ii) that number of additional shares of common stock whose aggregate fair market value as of their issuance date equals the difference between $10 million and the aggregate fair market value of the Shares. However, with respect to the issuance of shares, if the additional shares issued to WellPoint are not freely tradable within thirty (30) days of the date of issue, WellPoint may require drugstore.com to buy back the additional shares back from WellPoint for cash at the value of the shares on the date of issuance. For the purposes of this Section, "fair market value" of the shares of drugstore.com common stock shall be determined as follows: (i) if traded on a securities exchange or the Nasdaq National Market, the fair market value of the drugstore.com common stock shall be deemed to be the average of the closing or last reported sale prices of the drugstore.com common stock on such exchange or market over the ten (10) trading day period ending five business days prior to the Determination Date; (ii) if otherwise traded in an over-the-counter market, the fair market value of the drugstore.com common stock shall be deemed to be the average of the closing ask prices of the drugstore.com common stock over the ten (10) trading day period ending five business days prior to the Determination Date; or (iii) if there is no public market for the drugstore.com common stock, then fair market value shall be determined by mutual agreement of drugstore.com and WellPoint, and if drugstore.com and WellPoint are unable to so agree, at drugstore.com and WellPoint's equally shared expense by an investment banker of national reputation selected by drugstore.com and reasonably acceptable to WellPoint.

Section 7. IP Rights Ownership

     7.1 Ownership by WellPoint. As between WellPoint and drugstore.com, WellPoint shall own all WellPoint IP Rights and all IP rights in materials created solely by WellPoint. drugstore.com shall not distribute any such materials to other than WellPoint Members without the approval of WellPoint.

     7.2 Ownership by drugstore.com. As between WellPoint and drugstore.com, drugstore.com shall own all drugstore.com IP Rights and all IP rights in materials created solely by drugstore.com.

     7.3 Program Ownership. Notwithstanding any other provision of this Agreement, all content and tools that are jointly developed during the course of the parties' relationship pursuant to this Agreement, such as guidelines and therapeutic substitution programs, may be used by other parties with no duty of accounting and may be available to Persons other than WellPoint Members; provided, however, that such materials may not be made available to any Competitor of WellPoint; and further provided, however, all content and tools shall be presumed not to have been jointly developed by the parties absent a written agreement by the parties reflecting such joint development. All clinical programs and guidelines developed by WellPoint independent of drugstore.com will be solely owned by WellPoint and are to be made available to WellPoint Members only, unless both parties agree to make such materials available to Persons other than WellPoint Members. All content and tools independently developed by drugstore.com will be solely owned by drugstore.com and will be made available to Persons at drugstore.com's sole discretion.

Section 8. Technical and Advertising Communications

     8.1 Advertising and Promotions. drugstore.com shall appoint such account managers, and sales and marketing personnel that shall be dedicated to working with WellPoint Members and WellPoint Plan Sponsors as are reasonably necessary to carry out drugstore.com's obligations under this Agreement.

     8.2 FTE Programmer. During the term of this Agreement, drugstore.com shall provide to WellPoint one FTE web site designer/programmer to work on-site on WellPoint premises if the parties deem it necessary to help make the WellPoint Sites and drugstore.com Site complement each other as provided for in this Agreement and to enhance the operational functionality of the WellPoint Sites.

     8.3 Oversight. Each party will appoint a project manager responsible, as appropriate, to oversee the activities under this Agreement and to address any issues that may arise under this Agreement. Such project managers shall meet, either in person or by telephone conference, at least once each calendar quarter.

Section 9. Representations and Warranties

     9.1 Representations and Warranties of drugstore.com. drugstore.com hereby represents and warrants to WellPoint:

     (a) Authorization. All corporate action on the part of drugstore.com, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement by and between drugstore.com and WellPoint, and the performance of all obligations of drugstore.com hereunder has been taken, and this Agreement, when executed and delivered by drugstore.com, will constitute valid and legally binding obligations of drugstore.com, enforceable against drugstore.com in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     (b) Intellectual Property. To its knowledge, drugstore.com owns or possesses sufficient legal rights to all IP Rights necessary for its businesses now conducted without conflict with, or infringement of the rights of others. To its knowledge, drugstore.com technology or Trademarks do not violate any of the IP Rights of any Third Party.

     (c) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of drugstore.com's or any of its subsidiaries' charter or bylaws or any instrument, judgment, order, writ, decree or contract to which drugstore.com or any of its subsidiaries is a party or by which drugstore.com or any of its subsidiaries is bound, or any provision of any federal or state statute, rule or regulation applicable to drugstore.com or any of its subsidiaries, the effect of which would have a material adverse effect on the ability of drugstore.com or any of its subsidiaries to perform its obligations under this Agreement or result in the creation of any lien, charge or encumbrance upon any assets of drugstore.com or any of its subsidiaries.

     (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, DRUG STORE.COM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY GOODS OR SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

     9.2 Representations and Warranties of WellPoint. WellPoint hereby represents and warrants to drugstore.com:

     (a) Authorization. All corporate action on the part of WellPoint, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement by and between WellPoint and drugstore.com, and the performance of all obligations of WellPoint hereunder has been taken, and this Agreement, when executed and delivered by WellPoint, will constitute valid and legally binding obligations of WellPoint, enforceable against WellPoint in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     (b) Intellectual Property. To its knowledge, WellPoint owns or possesses sufficient legal rights to all IP Rights necessary for its businesses now conducted without conflict with, or infringement of the rights of others. To its knowledge, WellPoint technology or Trademarks do not violate any of the IP Rights of any Third Party

     (c) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of WellPoint's or any of its subsidiaries' charter or bylaws or any instrument, judgment, order, writ, decree or contract to which WellPoint or any of its subsidiaries is a party or by which WellPoint or any of its subsidiaries is bound, or any provision of any federal or state statute, rule or regulation applicable to WellPoint or any of its subsidiaries, the effect of which would have a material adverse effect on the ability of WellPoint or any of its subsidiaries to perform its obligations under this Agreement or result in the creation of any lien, charge or encumbrance upon any assets of WellPoint or any of its subsidiaries.

     (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, WELLPOINT MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY GOODS OR SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

Section 10.  Indemnification

     10.1 Indemnification. Subject to section 10.2, WellPoint and drugstore.com each shall indemnify and hold harmless the other and its divisions, its Affiliates and its officers, directors, employees, representatives and agents (the "Indemnified Parties") from and against (i) any and all liabilities, suits, costs, judgments, penalties, expenses, and obligations arising from or related to claims or actions made by a Third Party, including any obligation or liability which may be imposed upon any of the Indemnified Parties as a matter of law, and constituting, or in any way based upon, resulting from or arising out of any breach or alleged breach by WellPoint or drugstore.com, as applicable, of any representation, warranty, agreement or covenant made by such party in this Agreement, and (ii) any cost or expense (including legal fees and out-of-pocket expenses) reasonably incurred by any of the Indemnified Parties (and their counsel) in investigating, preparing for, defending against or otherwise taking any action in connection with any of the foregoing (collectively "Damages"). A party's Damages shall be calculated net of any tax benefit such party would be entitled to in respect of such Damages.

     10.2 Procedure. If any claim, demand, assessment or liability or cost incidental thereto (collectively, an "Indemnified Claim"), is asserted against an Indemnified Party in respect of which the Indemnified Party proposes to demand indemnification from the other party (the "Indemnifying Party") pursuant to Section 10.1, such Indemnified Party will promptly notify the Indemnifying Party in writing. No failure of an Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from the obligation to indemnify the Indemnified Party unless and to the extent the Indemnifying Party is actually prejudiced by such failure. Such Indemnified Party will accord the Indemnifying Party the opportunity to assume entire control for the defense, compromise or settlement of any such Indemnified Claim through its own counsel and at its own expense; provided that no such compromise or settlement shall include any non-monetary terms and conditions applicable to such Indemnified Party without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the forgoing, Indemnified Party may retain its own counsel at its own expense (the Indemnifying Party shall only be liable for the reasonable cost of one such counsel for all Indemnified Parties) if (i) the Indemnifying Party, within thirty (30) days after notice of any Indemnified Claim, fails to assume the defense of such Indemnified Claim or (ii) the representation of both the Indemnifying Party and the Indemnified Party would, in the reasonable judgment of the parties, be inappropriate due to actual or potential conflicting interests between them. If the Indemnifying Party does not assume entire control of the defense, compromise or settlement of such Indemnified Claim, the Indemnified Party may compromise or settle any such Indemnified Claim. drugstore.com and WellPoint each agree to reasonably cooperate with respect to the defense of any Indemnified Claim, at the indemnifying party's expense.

Section 11.  Infringement Claims

     11.1 Legal Action for Infringement of IP Rights.

     (a) WellPoint reserves any and all rights to commence, prosecute, compromise and settle any claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any of the WellPoint IP Rights by any Third Party. WellPoint may commence, prosecute, compromise or settle any such claim, action or proceeding, as well as any claim, action or proceeding to defend any of the WellPoint IP Rights, in its sole discretion, but shall not have any obligation to do so.

     (b) drugstore.com reserves any and all rights to commence, prosecute, compromise and settle any claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any of the drugstore.com IP Rights by any Third Party. drugstore.com may commence, prosecute, compromise or settle any such claim, action or proceeding, as well as any claim, action or proceeding to defend any of the drugstore.com IP Rights, in its sole discretion, but shall not have any obligation to do so.

     (c) No party shall have the right to commence or prosecute any legal action with regard to the IP Rights of the other party, without such other party's prior written consent in such other party's sole discretion.

     (d) If either party becomes the subject of a claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any IP Rights of a Third Party as a result of its use of the other party's IP Rights pursuant to this Agreement, then the party owning such IP Rights shall upon the request of such other party defend and indemnify the requesting party from and against such Third Party claim, action or proceeding ("IP Claim") and shall pay any and all damages, liabilities, costs and attorneys fees awarded against a party arising out of such IP Claim ; provided that: the party owning such IP Rights has sole control over the defense or settlement of such IP Claim, the requesting party shall provide the party owning such IP Rights prompt notice of the IP Claim, and such assistance in defense of the claim, action or proceeding as the owning party may reasonably request and shall comply with any settlement or court order made in connection with the claim, action or proceeding (e.g., relating to the future use of any infringing IP Rights). In any case, the requesting party shall be entitled to participate in the defense of any such claim, action or proceeding, at its own cost, with counsel of its choice.

     (e) In the event either party should have a claim against the other party for infringement, unfair competition, unauthorized use, misappropriation or violation of any of its IP Rights as a result of the use of its IP Rights by the other party pursuant to this Agreement, the parties shall resort to the dispute resolution provisions set forth in Section 13.

Section 12.  Additional Obligations of the Parties

     12.1 Nondisclosure.

     (a) A party (the "Receiving party") receiving any Confidential Information of the other party (the "Disclosing party") will exercise a reasonable degree of care, but in no event less than the same degree of care that it uses to protect its own confidential information of a like nature, to keep confidential and not disclose such Confidential Information. Without limiting the generality of the foregoing, the Receiving Party shall disclose the Confidential Information of the other party only to those of its employees and contractors (a) who have a need to know the Confidential Information in order to exercise its license to such Confidential Information, and (b) who are contractually obligated to maintain the confidentiality of the Confidential Information.

     (b) The obligations set forth in Section 12.1(a) above shall not apply to any Confidential Information to the extent it: (a) is approved by prior written authorization of the Disclosing party for release by the Receiving Party; (b) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, in which event the Receiving Party shall give prior written notice to the Disclosing Party of such disclosure as soon as practicable and shall cooperate with the Disclosing party in using all reasonable efforts to obtain an appropriate protective order or equivalent, provided that the information shall continue to be Confidential Information to the extent it is covered by such protective order or equivalent; (c) becomes generally available to the public through any means other than a breach by the Receiving party of its obligations under this Agreement; (d) was in the possession of the Receiving party without obligation of confidentiality prior to receipt or disclosure under this Agreement as evidenced by written records made prior to such receipt or disclosure; (e) is developed independently by the Receiving party without the use of or benefit from any of the Confidential Information of the other party or without breach of this Agreement, as evidenced by records of the Receiving party; or (f) is required to be disclosed by any national securities exchange, by government rule or regulation (e.g., in connection with a securities filing) or by any other provisions of applicable law, provided that the Receiving party gives the Disclosing party advance written notice (to the extent practicable) of the disclosure and cooperates with the Disclosing party in any reasonable attempt to limit the scope of the required disclosure. In any dispute over whether information is Confidential Information under this Agreement, it will be the burden of the Receiving party to show that such contested information falls within the exceptions set forth in this Section 12.1(b).

     12.2 No Contest of WellPoint IP Rights. drugstore.com shall not contest or otherwise challenge (e.g., in any legal action or otherwise), or assist or encourage any other Person to contest or challenge, the validity of any WellPoint IP Rights; provided that the foregoing shall not preclude drugstore.com from claiming that the IP Rights in question are drugstore.com IP Rights.

     12.3 No Contest of drugstore.com IP Rights. WellPoint shall not contest or otherwise challenge (e.g., in any legal action or otherwise), or assist or encourage any other Person to contest or challenge, the validity of any drugstore.com IP Rights; provided that the foregoing shall not preclude WellPoint from claiming that the IP Rights in question are WellPoint IP Rights.

Section 13.  Resolution of Disputes

     13.1 General. If any dispute arises between the parties relating to this Agreement, each party will follow the dispute resolution procedures set forth in this Section 13 prior to initiating any litigation or pursuing other available remedies unless otherwise agreed in writing by the parties at the time the dispute arises. Notwithstanding the foregoing, any party may commence litigation without having first complied with the provisions of this Section 13 if such commencement occurs within thirty (30) days prior to the date after which the commencement of litigation would be barred by any statute of limitations, statute of repose or other law, rule, regulation, or order of similar import or in order to request injunctive or other equitable relief necessary to prevent irreparable harm. In such event, the parties will (except as may be prohibited by judicial order) nevertheless continue thereafter to follow the procedures set forth in this Section 13.

     13.2 Initiation of Procedures. If a party seeks to initiate the procedures under this Section 13, such party will give written notice thereof to the other party. Such notice will (i) state that it is a notice initiating the procedures under this section, (ii) describe briefly the nature of the dispute and the initiating party's claim or position in connection with the dispute, and (iii) identify an individual with authority to settle the dispute on such party's behalf. Within ten (10) days after receipt of any notice under this Section 13.2, the receiving party will give the initiating party written notice that describes briefly the receiving party's claims and positions in connection with the dispute and identifies an individual with the authority to settle the dispute on behalf of the receiving party.

     13.3 Pre-Litigation Discussion. The parties will cause the individuals identified in their respective notices under Section 13.2 to promptly make such investigation of the dispute as such individuals deem appropriate. Promptly and in no event later than ten (10) days after the date of the initiating party's notice under Section 13.2, such individuals will commence discussions concerning resolution of the dispute. If the dispute has not been resolved within 30 days after commencement of such discussions, then the parties shall submit the dispute for non-binding mediation to a mutually agreed upon mediator or mediation firm. The parties will use their best efforts to cause the mediator to resolve the dispute within 15 days of its submission thereto. If the mediator is unable to resolve the dispute within such time period, any party may submit the dispute to litigation.

Section 14.  Termination; Extension

     14.1 The following shall be Events of Default under this Agreement:

     (a) WellPoint is in material breach of any of its material obligations under this Agreement (including any material breach or inaccuracy of its representations or warranties that has a material adverse effect on the ability of WellPoint to perform its obligations under this Agreement ), which breach WellPoint does not cure within thirty (30) days after drugstore.com gives WellPoint written notice thereof;

     (b) drugstore.com is in material breach by of any of its material obligations under this Agreement (including any material breach or inaccuracy of its representations or warranties that has a material adverse effect on the ability of drugstore.com to perform its obligations under this Agreement ), which breach drugstore.com does not cure within thirty (30) days after WellPoint gives drugstore.com written notice thereof;

     (c) drugstore.com fails to pay any payments due hereunder to WellPoint when due, and such failure is not cured within ten (10) business days after the receipt of the notice of such failure.

     (d)  drugstore.com is in material breach of any material obligation under
Section 4.8 of this Agreement or fails to maintain its privacy structure in accordance with state and federal regulatory requirements and industry standards as may be reflected in certification standards of organizations such as Trust e, BBB, VIPPS, the NABP or similar organizations and at a level comparable to that maintained by other Internet

Pharmacies, and such breach or failure is not corrected within thirty (30) days of drugstore.com's receipt of written notice from WellPoint of such failure.

     14.2 Termination

     (a) If an Event of Default occurs under Section 14.1 and such default is not cured within the prescribed notice period, the non-defaulting party may immediately terminate this Agreement.

     (b) If either party (i) ceases to do business, or otherwise terminates its business operation or (ii) is declared insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding., the other party may immediately terminate this Agreement.

     (c) In the event that drugstore.com is, following a Change in Control of drugstore.com, subject to the Control of a Competitor of WellPoint, WellPoint may terminate this Agreement on sixty (60) days' prior written notice to drugstore.com, so long as such notice of termination is given no later than three (3) months after such Change in Control. It shall be considered a Change in Control of drugstore.com to a Competitor if drugstore.com is, following a Change in Control of drugstore.com, subject to the Control of a Third Party that is either (a) a PBM or (b) a Health Plan or (c) is an organization that owns, controls or operates either (i) a PBM that services 1 million or more persons or
(ii) a Health Plan that has annual premiums and premium equivalents in excess of $500 million.

     14.3 Survival and Continuing Obligations

     (a) Sections 6.2 (but only for a period of one year following the date of termination of this Agreement), 7, 10, 11, 12, 13, 14.3 and 15 (but not Section 15.2) and the third sentence of the first paragraph of Exhibit C (with respect to Repeat Customer Fees as set forth in such paragraph) shall survive termination of this Agreement.

     14.4 Extension. This Agreement shall continue throughout the Term.. Upon the expiration of the Term, this Agreement shall automatically renew for additional one (1) year terms at each anniversary of the Effective Date, unless
(i) either party gives written notice of its intent not to renew no later than ninety (90) days prior to the expiration of the Term or any renewal term, or
(ii) this Agreement is terminated pursuant to its terms.

Section 15.  Miscellaneous

     15.1 Relationship. The parties are independent contractors under this Agreement. Each party acknowledges and agrees that it is not and will not be during the Term an employee or an agent of the other party. Nothing in this Agreement will be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, franchise or business entity of any kind.

     15.2 Assignment; Sale of Assets or Capital Stock. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and the legal representatives, successors in interest and permitted assigns, respectively, of each such party. This Agreement shall not be assigned in whole or in part by any party without the prior written consent of the other party, which shall not be unreasonably withheld. It shall be considered an assignment of this Agreement by drugstore.com which requires WellPoint's prior written consent if drugstore.com is, following a Change in Control of drugstore.com, subject to the control of a Competitor of WellPoint as described in Section 14.2 (c).

     15.3 Contract Modifications for Prospective Legal Events. Nothing contained in this Agreement shall be construed to require the commission of an act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation, the latter shall prevail. In such event, and in any case in which any provision of this Agreement is determined to be in violation of a statute, law, ordinance or regulation, the affected provision(s) shall be limited only to the extent necessary to bring it within the requirements of the law and, insofar as possible under the circumstances, to carry out the purposes of this Agreement. The other provisions of this Agreement shall remain in full force and effect, and the invalidity or unenforceability of any provision hereof shall not affect the validity and enforceability of the other provisions of this Agreement, nor the availability of all remedies in law or equity to the parties with respect to such other provisions.

     In the event any state or federal laws or regulations, now existing or enacted or promulgated after the Effective Date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel of both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, WellPoint and drugstore.com shall amend this Agreement, to the maximum extent possible, to preserve the underlying economic and financial arrangements between WellPoint and drugstore.com.

     15.4 Notices. All notices, requests, demands, applications, services of process, and other communications that are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties to this Agreement at the following addresses:

     If to WellPoint:    WellPoint Health Networks, Inc.
                         1 WellPoint Way
                         Thousand Oaks, CA 91362
                         Attention: President, Senior and Specialty Businesses
                         Division
                         Fax:  (808) 557-6823

     With a copy to:     WellPoint Health Networks, Inc.
                         1 WellPoint Way

                         Thousand Oaks, CA 91362
                         Attention: General Counsel
                         Fax:  (805) 557-6820

     If to drugstore.com:

     drugstore.com, inc.

                         13920 SE Eastgate Way, Suite 300
                         Bellevue, WA 98005
                         Attention: General Counsel
                         Fax:  (425) 372-3808

or to such other address as the party shall have furnished to the other party by notice given in accordance with this Section 15.4. Such notice shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, on the date of transmission unless transmitted after normal business hours, in which case on the following date, or (iii) if mailed, upon the date of first attempted delivery.

     15.5 Waiver. No provision of this Agreement shall be deemed to be waived and no breach excused unless such waiver or consent shall be in writing and signed by the party that is claimed to have waived or consented. The failure of a party at any time, or from time to time, to require performance by the other party of any provision hereof shall in no way affect the rights of such party thereafter to enforce the same nor shall the waiver by a party of any breach of any provision hereof by the other party constitute a waiver of any succeeding breach of such provision, or a waiver of any provision itself, or a waiver of any other provisions hereof.

     15.6 Severability. This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then: (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (b) such provision will be void to the extent it is held to be invalid or unenforceable; (c) such provision will remain in effect to the extent that it is not invalid or unenforceable; and (d) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the parties.

     15.7 Remedies. Except as otherwise expressly provided in this Agreement, each and all of the rights and remedies provided in this Agreement, and each and all of the remedies allowed at law and in equity, will be cumulative, and the exercise of one right or remedy will not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

     15.8 Injunctive Relief. The parties acknowledge that a material breach of Sections 7 or 12 of this Agreement would cause irreparable harm, the extent of, which would be difficult to ascertain. Accordingly, they agree that, in addition to any other legal remedies to which the non-breaching party may be entitled, such party will be entitled to obtain immediate injunctive relief in the event of a material breach of this Agreement.

     15.9 Governing Law. This Agreement will be governed by and construed according to the laws of the State of California without regard to its choice of law provisions. The parties consent to the jurisdiction of such courts and waive any right to assert that any such court constitutes an inconvenient or improper forum.

     15.10 Publicity. Neither party shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by the Agreements, except as and to the extent that any such party shall be so obligated by law or by the rules, regulations or policies of any national securities exchange or association or governmental entity, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the parties hereby acknowledge and agree that communications among employees of the parties and their attorneys, representatives and agents necessary to consummate the transactions contemplated hereby shall not be deemed a public announcement for purposes of this Section
15.10. Upon the execution and delivery of this Agreement, the parties hereto will cooperate in respect of the immediate issuance of a mutually acceptable press release relating to the transactions contemplated by the Agreements.

     15.11 Entire Agreement. All Exhibits and Schedules to this Agreement are incorporated in and constitute a part of this Agreement. This Agreement, including the Exhibits and Schedules hereto, each as amended from time to time, constitute the entire understanding between the parties in relation to the subject matter hereof and supersede all prior discussions, agreements and representations related to this subject matter, whether oral or written and whether or not executed by a party. Unless otherwise provided in this Agreement, no modification, amendment or other change may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of all parties.

     15.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     15.13 Titles and Subtitles. The titles and subtitles used in this Agreement and in the Exhibits and Schedules hereto are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     15.14 Force Majeure. Neither party shall be responsible for a failure to meet its obligations under this Agreement to the extent caused by the following:
(i) materially inaccurate data submitted by the other party; (ii) any material failure of equipment, facilities or services not controlled or supplied by such party; or (iii) failure(s) caused by acts of God, acts of nature, riots and other major civil disturbances, strike by such party's personnel, sabotage, injunctions or applicable laws or regulations, in each case without breach by such party of any obligations under this Agreement with regard to either such event or such failure. WellPoint or drugstore.com, as applicable, agrees to use its commercially reasonable efforts to restore performance of its obligations under this Agreement as soon as reasonably practicable following any such event.

     15.15 Effective Date. This Agreement shall become effective at the Effective Date.

                           [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have duly entered into this Agreement as of the date first written above.

WellPoint:                                   drugstore.com:

WELLPOINT HEALTH NETWORKS INC.               DRUGSTORE.COM, INC.

By: /s/ Joan Herman                          By: /s/ Mark Silverman

Name:   Joan Herman                          Name:   Mark Silverman

Title:  Executive Vice President             Title:  Vice President, Business
                                             Development

                                   Exhibit A

                          Pharmacy Provider Agreement
                          ---------------------------

                                (see attached)

                                   Exhibit B

                           Mock-Ups for Section 4.3
                           ------------------------

                                   Exhibit C

                     Compensation to Be Paid to WellPoint

For each New Customer acquired by drugstore.com during the Term, drugstore.com shall pay WellPoint $10.00 during the year of such acquisition (the "New Customer Fees"). In addition, drugstore.com shall pay WellPoint $2.50 in each subsequent year that a New Customer purchases an OTC Product from drugstore.com, through the fourth year after the year in which the New Customer first purchased from drugstore.com (the "Repeat Customer Fees"). The Repeat Customer Fees will continue to be paid beyond termination of this Agreement (other than by drugstore.com under Sections 14.2(a) for so long as the Pharmacy Provider Agreement remains in effect and drugstore.com is reimbursed for prescriptions it fills for WellPoint Members. Collectively, the New Customer Fees and the Repeat Customer Fees are the "Customer Fees". A "New Customer" is an Identified Member that purchases an OTC Product from drugstore.com and has not made a prior purchase from drugstore.com.

drugstore.com shall pay WellPoint minimum Customer Fees ("Minimum Fees") according to the following schedule:

     Year 1 of the Term:  $1.0 million

     Year 2 of the Term:  $1.5 million

     Year 3 of the Term:  $2.0 million

     Year 4 of the Term:  $2.5 million

     Year 5 of the Term:  $3.0 million

For the purpose of this Exhibit C, "Year 1 of the Term" means the initial 12-month period following the Effective Date, and each successive 12-month period during the Term is noted Year 2 of the Term and so forth.

With respect to each Year of the Term, Minimum Fees shall be due and payable quarterly in advance, the first payment being due at signing and the remaining payments due by the fifth day of the following quarter. All Customer Fees due and payable shall be offset by the Minimum Fees paid by drugstore.com. During each Year of the Term, when Customer Fees exceed the Minimum Fees, such excess Customer Fees shall be due and payable within 30 days following the end of each Year of the Term.

In addition to the Customer Fees, drugstore.com shall pay WellPoint bonus Customer Fees ("Bonus Fees"), if any, according to the following schedule:

     Upon reaching 50,000 New Customers within Year 1 of the Term, drugstore.com shall pay to WellPoint a one-time Bonus Fee of $100,000 and upon reaching 100,000 cumulative New Customers within Year 1 of the Term, drugstore.com shall pay to WellPoint an additional one-time Bonus Fee of $250,000.

     Upon reaching 250,000 cumulative New Customers by the last day of Year 2 of the Term, drugstore.com shall pay to WellPoint a one-time Bonus Fee of $400,000.

     Upon reaching 500,000 cumulative New Customers by the last day of Year 3 of the Term, drugstore.com shall pay to WellPoint a one-time Bonus Fee of $500,000.

     Upon reaching 800,000 cumulative New Customers by the last day of Year 4 of the Term, drugstore.com shall pay to WellPoint a one-time Bonus Fee of $750,000.

     Upon reaching 1,000,000 cumulative New Customers by the last day of Year 5 of the Term , drugstore.com shall pay to WellPoint a one-time Bonus Fee of $1,000,000.


Notwithstanding anything to the contrary in this Agreement, in the event that drugstore.com has acquired fewer than 100,000 New Customers in the aggregate by the thirtieth (30/th/) month after the Effective Date, the schedule of Minimum Fees shall be adjusted to the following:

     Year 4 of the Term:  $2.0 million

     Year 5 of the Term:  $2.0 million

Notwithstanding anything to the contrary in this Agreement, in the event that
(i) WellPoint or any of its Affiliates actively promotes to WellPoint Members a company that sells OTC Products (other than pursuant to the agreement described in Section 3.1(5), AND (ii) drugstore.com has acquired fewer than 100,000 New Customers in the aggregate by the 30/th/ month after the Effective Date, the schedule of Minimum Fees shall be adjusted to the following:

     Year 4 of the Term:  $1.0 million

     Year 5 of the Term:  $1.0 million

If for any reason drugstore.com is at any time during the Term (1) excluded from pharmacy networks that cover 25% or more of all WellPoint Members as of the Effective Date or (2) precluded from placement on WellPoint Sites accessible by, and/or from marketing (such as via mailings) pursuant to this Agreement to, 75% of all WellPoint Members as of the Effective Date, the Minimum Fees shall be reduced to $500,000 per year for each period following such event. If for any reason drugstore.com is at any time during the Term (1) excluded from pharmacy networks that cover 50% or more of all WellPoint Members as of the Effective Date, (2) if Blue Cross of California is sold or is no longer an Affiliate of WellPoint (and it excludes drugstore.com from its networks), or (3) any two or more PBMs or Health Plans that are Affiliates of WellPoint are sold or are no longer Affiliates of WellPoint (and such Affiliates exclude drugstore.com from their networks), Minimum Fees shall no longer be payable to WellPoint for periods following such event.

                                   Exhibit D

                     WellPoint Investment Representations

          (i) WellPoint is aware of drugstore.com's business affairs and financial condition, and has acquired information about drugstore.com sufficient to reach an informed and knowledgeable decision to acquire the Shares. WellPoint is acquiring the Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act. WellPoint hereby represents that WellPoint is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act of 1933, as amended.

          (ii) WellPoint understands that the Shares have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of WellPoint's investment intent as expressed herein. In this connection, WellPoint understands that, in the view of the SEC, the statutory basis for such exemption may be unavailable if WellPoint's representation was predicated solely upon a present intention to hold the Shares for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Shares, or for a period of one year or any other fixed period in the future.

          (iii) WellPoint further understands that the Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws, or unless exemptions from registration are otherwise available. Moreover, WellPoint understands that drugstore.com is under no obligation to register the Shares.

          (iv) WellPoint is aware of the provisions of Rule 144 and 144A, promulgated under the Securities Act, which, in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, if applicable, including, among other things: the availability of certain public information about drugstore.com, the resale occurring not less than one year after the party has purchased and paid for the securities to be sold; the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein.

          (v) WellPoint further understands that at the time it wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, drugstore.com may not be satisfying the current public information requirements of Rule 144 and 144A, and that, in such event, WellPoint may be precluded from selling the Shares under Rule 144 and 144A even if the one-year minimum holding period had been satisfied.

          (vi) WellPoint further understands that in the event all of the requirements of Rule 144 and 144A are not satisfied, registration under the Securities Act or another registration exemption will be required; and that, not withstanding the fact that Rule 144 and 144A are not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 and 144A will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.